Exhibit 99

Virginia Commerce Bancorp, Inc. Profits Up Significantly in 2nd Quarter 2011

ARLINGTON, Va.--(BUSINESS WIRE)--July 20, 2011--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $7.5 million, or $0.24 per diluted common share, for the second quarter of 2011, compared to net income to common stockholders of $4.3 million, or $0.15 per diluted common share, for the same period in 2010. Increases in non-interest income and lower loan loss provisions drove the year-over-year increase in earnings.

Peter A. Converse, President and Chief Executive Officer, commented, “We are certainly pleased with our earnings performance this quarter. Diluted earnings per common share doubled sequentially from $0.12 the prior quarter to $0.24. Net income to common stockholders experienced a year-over-year increase of 73.3%. Earnings were undoubtedly bolstered by a substantial decrease in loan loss provisioning. Nonetheless, the bottom line also benefited from non-interest income increasing more than 100% year-over-year and from ongoing cost containment efforts resulting in non-interest expense decreasing 1.8% from the same quarter last year.”

“The reserve release this quarter was deemed appropriate by management based on our quarterly analysis of loan loss reserve adequacy, our projection of near-term asset quality trends and the fact that recent charge-offs have been largely covered by specific reserves. That is not to imply that quarterly provisioning will remain at the second quarter level going forward. Rather, provisioning is more likely to range between the first and second quarter levels through the remainder of this year.”

Converse continued, “Sequential asset quality progress was essentially flat for the quarter, with a net decrease of $4.2 million in other real estate owned (“OREO”) mostly offset by a $4.1 million increase in non-accrual loans. Despite the lack of progress in reducing non-performing assets and loans 90+ days past due, it was encouraging that a shift of approximately $16 million in lingering impaired loans to non-accrual resulted in a net increase of only $4.1 million. Second quarter 2011 may represent the peak quarterly volume of remaining impaired loans migrating to non-accrual status. Regarding troubled debt restructurings, our continued aggressive efforts to reduce that category of impaired loans have resulted in a further quarterly reduction of $10.8 million.”

Converse concluded, “Earnings momentum is on the right track and should continue to benefit from our strong core operating earnings and more manageable credit costs. On the other hand, loan growth remains a challenge as run-off, particularly in ADC loans as planned and non-farm, non-residential loans, is still exceeding new loan volume. However, our pipeline is building, our loan officers are heavily involved in prospecting, and our focus on C&I lending is yielding positive growth. As a result, we expect a reversal of negative loan growth to emerge in the second half.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended June 30, 2011, the Company recorded net income of $8.8 million. After an effective dividend of $1.3 million to the U.S. Treasury on TARP preferred stock, the Company reported net income to common stockholders of $7.5 million, or $0.24 per diluted common share, compared to net income to common stockholders of $4.3 million, or $0.15 per diluted common share, in the second quarter of 2010. For the six months ended June 30, 2011, the Company reported net income to common stockholders of $11.1 million, or $0.36 per diluted common share, compared to net income to common stockholders of $7.5 million, or $0.26 per diluted common share, for the same period in 2010. Earnings improvement for both the three-and six-month periods ended June 30, 2011, were largely attributable to increases in non-interest income and lower provisions for loan losses.

Excluding taxes, loan loss provisions, losses on other real estate owned, impairment losses on securities, gain on sale of securities and bank owned life insurance death benefits received, the Company generated core operating earnings for the three months ended June 30, 2011, of $14.5 million, up $374 thousand, or 2.7%, as compared to $14.1 million for the same period in 2010. On a sequential basis, core operating earnings were up $890 thousand, or 6.6%.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $1.4 million for the quarter ended June 30, 2011, compared to $4.2 million in the same period in 2010. Total net charge-offs for the quarter were $4.7 million compared to $7.0 million in the second quarter of the prior year. For the six months ended June 30, 2011, provisions for loan losses totaled $7.3 million compared to $8.4 million for the prior year period, with 2011 year-to-date net charge-offs amounting to $16.5 million compared to $11.2 million in the first half of 2010. The higher net charge-off amount in the first half of 2011 compared to 2010, is reflective of a continuing proactive effort to address marginal credit situations which were unable to survive in a prolonged economic recovery. The lower provisions for loan losses in 2011 compared to 2010, are reflective of charge-offs predominantly representing specific reserves and are indicative, management believes, of an improving overall quality of the loan portfolio.

Total non-performing assets and loans 90+ days past due declined from $91.6 million at June 30, 2010, to $74.7 million at June 30, 2011, and increased $1.2 million sequentially from $73.5 million at March 31, 2011. The sequential increase was primarily in loans 90+ days past due as non-performing assets remained mostly unchanged at $73.4 million. As of June 30, 2011, the allowance for loan losses represented 2.47% of total loans, down from 2.59% at March 31, 2011, with the allowance covering 88.6% of total non-performing loans.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of June 30, 2011, $34.0 million, or 57.8%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $14.3 million, or 24.4%, represented non-farm, non-residential loans, $5.0 million, or 8.5%, represented loans on one-to-four family residential properties, and $4.9 million, or 8.4%, represented commercial and industrial (“C&I”) loans. The company’s sequential improvement in non-performing loans was negatively impacted by placing three commercial real estate loans on non-accrual status, consisting of a $4.0 million loan on a retail center, a $2.6 million loan on an office building and a $500 thousand loan on an apartment building. Additionally, two related land development loans totaling $8.2 million were also moved to non-accrual status. Each of these credits represent previously identified impaired loans and have been evaluated in terms of collateral coverage and carrying values with specific reserves adjusted accordingly.

Included in the loan portfolio at June 30, 2011, are loans classified as troubled debt restructurings (“TDRs”) totaling $81.1 million, a sequential reduction of $10.8 million from $91.9 million at March 31, 2011. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 85% of TDRs were performing prior to modification. These loans make up 3.8% of the total loan portfolio and represent $27.7 million in ADC loans, $38.7 million in non-farm, non-residential real estate loans, $9.7 million in C&I loans and $5.0 million in one-to-four family residential loans. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off. The sequential reduction in TDRs was attributable to principal paydowns, the further restructure of a hotel loan, which resulted in a partial charge-off of $3 million, and the migration of two loans totaling $5.6 million to non-performing.

Net Interest Income

Net interest income of $26.8 million for the second quarter of 2011 was up $567 thousand, or 2.2%, over the same quarter last year, due primarily to lower interest expense attributable to changes in deposit mix and interest rate adjustments, which were partially offset by lower interest and dividend income. Interest expense decreased $2.1 million for the quarter ended June 30, 2011, from the same period in 2010 and decreased $4.7 million for the six months ended June 30, 2011, compared to the first half of 2010. These reductions offset decreases in interest and fee income on loans of $1.5 million and $2.7 million, respectively, for the three- and six-month periods ended June 30, 2011, as compared to the same periods in 2010. The decline in interest and fee income on loans is attributable to lower outstanding loan balances of $27.4 million for the three months and $54.6 million for the six months ended June 30, 2011. Year-to-date net interest income of $53.0 million was up 3.8%, compared to $51.0 million in the same period of 2010. On a sequential basis, the margin was unchanged at 3.99%. The year-over-year increases in the net interest margin were driven by lower deposit costs due to significant reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transaction accounts. As a result, the average cost of interest-bearing deposits fell from 1.65% in the second quarter of 2010, to 1.36% in the second quarter of 2011, while the yield on interest-earning assets declined twenty basis points from 5.50% to 5.30%. Management anticipates the net interest margin will range between 3.70% and 3.90% over the next two quarters, but may come under some pressure later in the year if short-term interest rates begin to rise.

Non-Interest Income

For the three months ended June 30, 2011, the Company recognized $2.3 million in non-interest income, a 107.4% increase compared to non-interest income of $1.1 million for the three months ended June 30, 2010. The Company recognized non-interest income of $3.7 million for the six months ended June 30, 2011, compared to non-interest income of $1.7 million for the same period in 2010. Non-deposit investment services commissions for the second quarter 2011 increased $282 thousand, or 111.5%, over the year ago period. Fees and net gains on loans held-for-sale were up for the second quarter 2011 on a year-over-year basis by $51 thousand, or 10.6%. Non-interest income for the second quarter also included a bank-owned life insurance death benefit of $361 thousand and a reduction of $668 thousand in impairment losses on securities year-over-year. For the six months ended June 30, 2011, non-interest income included an impairment loss on securities of $732 thousand, which was partially offset by a gain on sale of securities of $503 thousand as well as a bank owned life insurance death benefit, while non-interest income for the six months ended June 30, 2010, included a $1.5 million impairment loss on securities. Management is carefully monitoring its holdings of the securities which caused the impairment losses and at this time can not be assured that there will not be additional losses in the future.

Non-Interest Expense

Non-interest expense decreased $268 thousand, or 1.8%, from $14.8 million in the second quarter of 2010 to $14.5 million in the second quarter of 2011, and was down $525 thousand, or 1.8%, from $29.5 million for the six months ended June 30, 2011, to $29.0 million year-to-date June 30, 2011. Compared to the first quarter of 2011, non-interest expense was up $70 thousand. The year-over-year decrease was due primarily to the lower loss on other real estate owned , although salaries and employee benefits expense increased year-over-year for the three- and six-month periods ended June 30, 2011. As a result of a minimal increase in overhead and higher levels of non-interest income, the efficiency ratio improved from 52.6% in the second quarter of 2010 to 50.0% in the second quarter of 2011.

Investment Securities

Investment securities increased $131.8 million, or 34.8%, year-over-year to $511.1 million at June 30, 2011, and were up $94.0 million sequentially from March 31, 2011. U.S. Government agency securities, including mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs) comprised a majority of the increases. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $9.6 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Since the first quarter of 2009, the Bank has recorded an aggregate impairment loss of $4.2 million on three of the four pools, including a $732 thousand impairment during the first quarter of 2011. The increase of $99 million in investment securities during the first six months is primarily attributable to the run-off of $55 million in loan balances and additional capital of $19 million. The funds from these sources were placed in mortgage-backed pass-through securities with short average lives to provide yield and liquidity to the Bank. Management does not expect additional significant growth in the investment portfolio and is looking to its efforts to stimulate loan activity to absorb the cash flows generated by the investments made in the first half of the year.

Loans

Loans, net of allowance for loan losses, decreased $93.0 million, or 4.2%, from $2.19 billion at June 30, 2010, to $2.09 billion at June 30, 2011. ADC loans fell by $49.6 million, or 13.1%, non-farm, non-residential real estate loans decreased $37.4 million, or 3.3%, and one-to-four family residential loans decreased $32.4 million, or 7.7%, while C&I loans increased $15.2 million, or 7.0%. Sequentially, net loans were down $27.4 million, or 1.3%, resulting from declines of $16.7 million in ADC loans, $10.9 million in non-form, non-residential loans, $4.9 million in one-to-four family residential loans and $4.1 million in multi-family residential loans, offset by a $6.2 million increase in C&I loans. Year-over-year and sequential loan production has been negatively impacted by a lower demand for credit in both the business and consumer sectors as cautious borrowers await clearer economic signs, runoff in both commercial and residential mortgage loans due to aggressive interest rate competition and a strategic decision to restrict ADC lending and focus on deposit generation and non-credit products. Lending efforts are being directed toward building greater market share in commercial lending, especially in sectors forecast for growth, such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

For the twelve months ended June 30, 2011, deposits decreased $60.3 million, or 2.6%, to $2.25 billion, with demand deposits increasing $38.6 million, or 15.2%, savings and interest-bearing demand deposits decreasing by $13.0 million, or 1.1%, and time deposits falling $86.0 million, or 9.9%. Sequentially, deposits decreased slightly from $2.3 billion at March 31, 2011. While opportunities for balance sheet growth have been limited in recent periods, the Company has focused on improving deposit mix. Demand deposit growth has been the top priority, with the year-over-year increase in demand deposits primarily due to the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services and other related cross-sales. In other deposit categories, strategic pricing and customer preference for liquidity has resulted in a desired reduction in time deposits. At June 30, 2011, the Bank had no brokered certificates of deposit, down from $60.1 million at June 30, 2010.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each have an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, are exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, are exercisable for a period of twelve months following the closing date.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock. The warrants each have an exercise price of $6.00 per share, which represents a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants were exercisable through April 30, 2011, and 130,851 were exercised as of that date. The outstanding Series B warrants are exercisable for a total of 952,383 shares of common stock through September 29, 2011.

Stockholders’ equity increased $36.8 million, or 16.0%, from $230.3 million at June 30, 2010, to $267.1 million at June 30, 2011, with approximately $11.8 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $20.1 million over the twelve-month period, a $1.3 million increase in other comprehensive income related to the investment securities portfolio, and $3.6 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 12.13% at June 30, 2010, to 14.35% at June 30, 2011, and its total qualifying capital ratio increased from 13.38% to 15.60%. The Bank’s ratios increased by similar levels. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 39 basis points, and its tangible common equity ratio is up 44 basis points from March 31, 2011, to 7.18% as of June 30, 2011.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on July 20, 2011, at 11:00 a.m. Eastern Daylight Time to discuss the second quarter 2011 financial results. The public is invited to listen to this conference call by dialing 866-219-5829 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 20, 2011, until 11:59 p.m. Eastern Daylight Time on July 27, 2011. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1541125.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, losses on other real estate owned, impairment losses on securities, gain on sale of securities and death benefits received from bank-owned life insurance. These excluded items are difficult to predict and we believe that core operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of core operating earnings for the three months ended June 30, 2011, June 30, 2010, and March 31, 2011, is as follows:

	Three Months		Three Months
	Ended		Ended
	June 30,		March 31,
(in thousands)	2011	2010	2011

Net Income	$8,836	$5,571	$4,966
Adjustments to net income:
Provision for loan losses	1,434	4,200	5,843
Loss on other real estate owned	320	1,060	156
Impairment loss on securities	--	668	732
Gain on sale of securities	--	(139)	(503)
Provision for income taxes	4,254	2,750	2,400
Death benefits received from bank owned life insurance	(361)	--	--

Core Operating Earnings	$14,483	$14,110	$13,594

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense, by the sum of net interest income on a tax equivalent basis and non-interest income before impairment losses on securities, gain on sale of securities and death benefits received from bank-owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and six months ended June 30, 2011 and June 30, 2010 is as follows:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2011	2010	2011	2010
Summary Operating Results:
Non-interest expense	$14,520	$14,788	$28,970	$29,495

Net interest income	$26,788	$26,221	$52,971	$51,037
Non-interest income	2,256	1,088	3,732	1,695
Impairment loss on securities	--	668	732	1,519
Gain on sale of securities	--	(139)	(503)	(139)
Death benefits received from bank owned life insurance	(361)	--	(361)	--
Total (1)	$28,683	$27,838	$56,571	$54,112

Efficiency Ratio, adjusted	50.0%	52.6%	50.5%	53.9%

(1) Tax Equivalent Income of $29,071 for the three months ended June 30, 2011 and $57,347 for the six months ended June 30, 2011. Tax Equivalent Income of $28,140 for the three months ended June 30, 2010 and $54,745 for the six months ended June 30, 2010.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of June 30, 2011 and 2010, March 31, 2011 and December 31, 2010 is as follows:

(in thousands)	As of June 30,		March 31,	December 31,
	2011	2010	2011	2010
Tangible common equity:
Total stockholders’ equity	$267,124	$230,331	$253,373	$245,594

Less:
Outstanding TARP senior preferred stock	66,334	64,719	65,873	65,445
Intangible assets	--	--	--	--
Tangible common equity	$200,790	$165,612	$187,500	$180,149

Total tangible assets	$2,797,775	$2,826,807	$2,783,633	$2,741,648

Tangible common equity ratio	7.18%	5.86%	6.74%	6.57%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, projected growth, capital position, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, expected yields on loans and investment securities, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Summary Operating Results:
Interest and dividend income	$35,638	$37,161	-4.1%	$71,155	$73,888	-3.7%
Interest expense	8,850	10,940	-19.1%	18,184	22,851	-20.4%
Net interest income	26,788	26,221	2.2%	52,971	51,037	3.8%
Provision for loan losses	1,434	4,200	-65.9%	7,277	8,438	-13.8%
Non-interest income	2,256	1,088	107.4%	3,732	1,695	120.2%
Non-interest expense	14,520	14,788	-1.8%	28,970	29,495	-1.8%
Income before income taxes	13,090	8,321	57.3%	20,456	14,799	38.2%
Net income	$ 8,836	$ 5,571	58.6%	$13,802	$10,040	37.5%
Effective dividend on preferred stock	1,348	1,251	7.8%	2,663	2,502	6.4%
Net income available to common stockholders	$ 7,488	$ 4,320	73.3%	$11,139	$ 7,538	47.8%

Performance Ratios:
Return on average assets	1.26%	0.79%		1.00%	0.72%
Return on average equity	13.68%	9.82%		10.94%	9.01%
Net interest margin	3.99%	3.89%		3.99%	3.84%
Efficiency ratio	50.0%	52.6%		50.5%	53.9%

Per Share Data:
Earnings per common share-basic	$0.25	$0.16	56.3%	$0.38	$0.28	35.7%
Earnings per common share-diluted	$0.24	$0.15	60.0%	$0.36	$0.26	38.5%
Average number of shares outstanding:
Basic	29,643,226	26,945,284		29,453,918	26,939,603
Diluted	30,727,636	28,553,907		30,565,862	28,282,392

	As of June 30,				As of
	2011	2010	% Change		03/31/11	12/31/10
Selected Balance Sheet Data:
Loans, net	$2,094,949	$2,187,912	-4.2%		$2,122,309	$2,149,591
Investment securities	511,052	379,212	34.8%		417,071	411,761
Assets	2,797,775	2,826,807	-1.0%		2,783,633	2,741,648
Deposits	2,253,742	2,314,086	-2.6%		2,256,970	2,247,201
Stockholders’ equity	267,124	230,331	16.0%		253,373	245,594
Book value per common share	$6.62	$5.91	12.0%		$6.18	$6.03

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	14.35%	12.13%			13.96%	13.20%
Bank	13.99%	12.09%			13.57%	12.87%
Total qualifying capital:
Company	15.60%	13.38%			15.21%	14.45%
Bank	15.24%	13.34%			14.82%	14.12%
Tier 1 leverage:
Company	11.67%	10.37%			11.48%	11.07%
Bank	11.41%	10.36%			11.16%	10.76%
Tangible common equity:
Company	7.18%	5.86%			6.74%	6.57%
Bank	11.56%	10.39%			11.09%	11.01%

	As of June 30,		As of
	2011	2010	03/31/11	12/31/10

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$4,932	$5,346	$5,622	$3,719
Real estate-one-to-four family residential:
Closed end first and seconds	1,982	4,369	2,781	5,285
Home equity lines	2,990	630	3,325	1,529
Total Real estate-one-to-four family residential	$4,972	$4,999	$6,106	$6,814
Real estate-multi-family residential	495	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	6,516	8,045	8,016	8,942
Non-owner occupied	7,831	8,298	1,988	4,114
Total Real estate-non-farm, non-residential	$14,347	$16,343	$10,004	$13,056
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	25,393	30,877	24,234	27,189
Commercial	8,586	6,911	8,625	6,361
Total Real estate-construction:	$33,979	$37,788	$32,859	$33,550
Consumer	18	122	18	19
Total Non-accrual loans	58,743	64,598	54,609	57,158
OREO	14,690	26,477	18,879	17,165
Total non-performing assets	$73,433	$91,075	$73,488	$74,323

Loans 90+ days past due and still accruing:
Commercial	$--	$264	$--	$--
Real estate-one-to-four family residential:
Closed end first and seconds	--	280	--	--
Home equity lines	--	--	--	242
Total Real estate-one-to-four family residential	$--	$280	$--	$242
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner Occupied	--	--	25	--
Non-owner occupied	350	--	--	--
Total Real estate-non-farm, non-residential	$350	$--	$25	$--
Real estate-construction:
Residential-Owner Occupied	393	--	--	--
Residential-Builder	564	--	--	--
Commercial	--	--	--	--
Total Real estate-construction:	$957	$--	$--	$--
Consumer	--	--	--	--
Total loans 90+ days past due and still accruing	$1,307	$544	$25	$242

Total non-performing assets and past due loans	$74,740	$91,619	$73,513	$74,565

Troubled debt restructurings	$81,070	$96,976	$91,876	$102,996

Non-performing assets
to total loans:	3.41%	4.04%	3.37%	3.36%
to total assets:	2.62%	3.22%	2.64%	2.71%
Non-performing assets and past due loans
to total loans:	3.47%	4.06%	3.37%	3.37%
to total assets:	2.67%	3.24%	2.64%	2.72%
Allowance for loan losses to total loans	2.47%	2.77%	2.59%	2.82%
Allowance for loan losses to non-performing loans	88.62%	95.71%	103.35%	108.79%

Total allowance for loan losses	$53,217	$62,345	$56,465	$62,442

	As of June 30,		As of
	2011	2010	03/31/11	12/31/10

Loans 30 to 89 days past due and still accruing
Commercial	$1,812	$73	$1,063	$2,622
Real estate-one-to-four family residential:
Closed end first and seconds	2,815	3,374	2,376	4,109
Home equity lines	339	830	89	2,605
Total Real estate-one-to-four family residential	$3,154	$4,204	$2,465	$6,714
Real estate-multi-family residential	--	--	495	--
Real estate-non-farm, non-residential:
Owner Occupied	4,908	1,612	--	1,909
Non-owner occupied	4,688	2,129	5,940	--
Total Real estate-non-farm, non-residential	$9,596	$3,741	$5,940	$1,909
Real estate-construction:
Residential-Owner Occupied	--	--	--	--
Residential-Builder	574	2,270	378	--
Commercial	--	--	--	--
Total real estate-construction:	$574	$2,270	$378	$--
Farmland	--	--	--	--
Consumer	35	55	63	347
Total loans 30 to 89 days past due	$15,171	$10,343	$10,404	$11,592

			For three	For twelve
	For the six months		months	months
	ended June 30,		ended	ended
	2011	2010	03/31/11	12/31/10

Net charge-offs
Commercial	$869	$3,748	$395	$4,903
Real estate-one-to-four family residential:
Closed end first and seconds	1,777	2,249	1,597	3,402
Home equity lines	766	88	729	254
Total Real estate-one-to-four family residential	$2,543	$2,337	$2,326	$3,656
Real estate-multi-family residential	--	--	--	1,050
Real estate-non-farm, non-residential:
Owner Occupied	52	1,273	54	2,663
Non-owner occupied	4,577	1,336	1,530	2,540
Total Real estate-non-farm, non-residential	$4,629	$2,609	$1,584	$5,203
Real estate-construction:
Residential-Owner Occupied	--	116	--	324
Residential-Builder	1,830	2,581	910	8,077
Commercial	6,595	(283)	6,595	(233)
Total real estate-construction:	$8,425	$2,414	$7,505	$8,168
Farmland	--	--	--	--
Consumer	36	138	10	324
Total net charge-offs	$16,502	$11,246	$11,820	$23,304
Net charge-offs to average loans outstanding	0.75%	0.49%	0.54%	1.03

Total provision for loan losses	$7,277	$8,438	$5,843	$20,594

Troubled Debt Restructurings (TDRs) - By Loan Type
As of June 30, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Portfolio:
Commercial	3	$3,977	9.5%	3	$5,756	14.7%	6	$9,733	12.0%
Real estate-one to four family residential:
Closed end first and seconds	11	3,782	9.0%	2	1,224	3.1%	13	5,006	6.2%
Home equity lines	0	--	0.0%	0	--	0.0%	0	--	0.0%
Total Real estate-one-to-four family residential	11	$3,782	9.0%	2	$1,224	3.1%	13	$5,006	6.2%
Real estate-multi-family residential	0	--	0.0%	0	--	0.0%	0	--	0.0%
Real estate-non-farm, non-residential:
Owner Occupied	5	6,662	15.9%	0	--	0.0%	5	6,662	8.2%
Non-owner occupied	8	27,024	64.4%	2	4,982	12.7%	10	32,006	39.5%
Total Real estate-non-farm, non-residential	13	$33,686	80.3%	2	$4,982	12.7%	15	$38,668	47.7%
Real estate-construction:
Residential-Owner Occupied	0	--	0.0%	0	--	0.0%	0	--	0.0%
Residential-Builder	0	--	0.0%	4	7,220	18.4%	4	7,220	8.9%
Commercial	1	465	1.1%	5	19,941	51.0%	6	20,406	25.2%
Total Real estate-construction:	1	$465	1.1%	9	$27,161	69.4%	10	$27,626	34.1%
Farmland	0	--	0.0%	0	--	0.0%	0	--	0.0%
Consumer	1	24	0.1%	3	13	0.1%	4	37	0.0%
Total TDRs	29	$41,934	100.0%	19	$39,136	100.0%	48	$81,070	100.0%

Troubled Debt Restructurings (TDRs) - By Quarterly Review / Maturity Date
As of June 30, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2011
2nd Quarter	0	$--	0.0%	2	$6,686	17.1%	2	$6,686	8.2%
3rd Quarter	8	14,441	34.4%	2	8,326	21.3%	10	22,767	28.1%
4th Quarter	10	12,770	30.5%	3	2,403	6.1%	13	15,173	18.7%
Total 2011:	18	$27,211	64.9%	7	$17,415	44.5%	25	$44,626	55.0%

2012
1st Quarter	5	4,669	11.1%	--	--	0.0%	5	4,669	5.8%
2nd Quarter	2	1,595	3.8%	2	3	0.0%	4	1,598	2.0%
3rd Quarter	3	8,391	20.0%	--	--	0.0%	3	8,391	10.4%
4th Quarter	--	--	0.0%	4	11,687	29.9%	4	11,687	14.4%
Total 2012:	10	$14,655	34.9%	6	$11,690	29.9%	16	$26,345	32.6%
2013 & beyond	1	68	0.2%	6	10,031	25.6%	7	10,099	12.5%
Total TDRs	29	$41,934	100.0%	19	$39,136	100.0%	48	$81,070	100.0%

Troubled Debt Restructures (TDRs) -
Migration by Quarter

As of June 30, 2011	4/1/09 to 6/30/09	7/1/09 to 9/30/09	10/1/09 to 12/31/09	1/1/10 to 3/31/10	4/1/10 to 6/30/10	7/1/10 to 9/30/10	10/1/10 to 12/31/10	1/1/11 to 3/31/11		4/1/11 to 6/30/11	TOTAL
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617		$102,996	$91,876

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377		$3,188	$116	$149,774
Loan Advances	--	974	348	219	472	220	531		486	197	3,447
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908		$3,674	$313	$153,221

Deductions:
Sales Proceeds	$--	$944	$1,530	$1,218	$761	$--	$125		$367	$126	$5,071
Payments	--	317	174	50	1,202	1,138	433		1,989	1,715	7,018
Reviews	--	--	229	75	3,714	2,468	--		5,731	640	12,857
Upgrades	--	--	--	--	--	--	11,000		--	--	11,000
Charge-offs Cont. as TDRs	--	--	--	--	--	--	--		5,656	3,000	8,656
Transfer to NPA	--	823	1,618	13,245	532	671	3,971		1,051	5,638	27,549
Subtotal Deductions:	$--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529		$14,794	$11,119	$72,151

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,107	$15,984	$8,641	$(2,621)	$	(11,120)	$(10,806)	$81,070

% Growth from preceding period		12.4%	92.1%	12.7%	19.7%	8.9%	-2.5%		-10.8%	-11.8%

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996		$91,876	$81,070

	As of June 30,			As of
	2011	2010	% Change	03/31/11	% Change

Loan Portfolio:
Commercial	$233,052	$217,859	7.0%	$226,845	2.7%
Real estate-one to four family residential:
Closed end first and seconds	261,336	284,118	-8.0%	265,696	-1.6%
Home equity lines	125,886	135,508	-7.1%	126,413	-0.4%
Total Real estate-one-to-four family residential	$387,222	$419,626	-7.7%	$392,109	-1.2%
Real estate-multi-family residential	85,667	84,453	1.4%	89,771	-4.6%
Real estate-non-farm, non-residential:
Owner Occupied	454,960	483,032	-5.8%	462,744	-1.7%
Non-owner occupied	648,619	657,957	-1.4%	651,729	-0.5%
Total Real estate-non-farm, non-residential	$1,103,579	$1,140,989	-3.3%	$1,114,473	-1.0%
Real estate-construction:
Residential-Owner Occupied	17,212	16,792	2.5%	16,285	5.7%
Residential-Builder	134,002	182,962	-26.8%	149,262	-10.2%
Commercial	178,144	179,192	-0.6%	180,544	-1.3%
Total Real estate-construction:	$329,358	$378,946	-13.1%	$346,091	-4.8%
Farmland	2,498	2,299	8.7%	2,456	1.7%
Consumer	10,438	9,969	4.7%	10,650	-2.0%
Total loans	$2,151,814	$2,254,141	-4.5%	$2,182,395	-1.4%
Less unearned income	3,648	3,884	-6.1%	3,621	0.8%
Less allowance for loan losses	53,217	62,345	-14.6%	56,465	-5.8%
Loans, net	$2,094,949	$2,187,912	-4.2%	$2,122,309	-1.3%

	As of June 30, 2011
Residential, Acquisition, Development and Construction				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$5,975	4.0%	$--	--	--
Montgomery, MD	1,609	1.1%	--	--	--
Prince Georges, MD	19,605	13.0%	12,689	8.4%	0.2%
Other Counties in MD	5,404	3.6%	--	--	--
Arlington/Alexandria, VA	28,652	18.9%	1,400	0.9%	--
Fairfax, VA	41,739	27.6%	826	0.5%	0.1%
Culpeper/Fauquier, VA	1,276	0.8%	528	0.3%	0.2%
Frederick, VA	--	--	6,250	4.1%	--
Loudoun, VA	15,178	10.0%	--	--	0.7%
Prince William, VA	9,601	6.3%	1,036	0.7%	--
Spotsylvania, VA	201	0.1%	--	--	--
Stafford, VA	14,640	9.7%	2,664	1.8%	--
Other Counties in VA	7,229	4.8%	--	--	--
Outside VA, D.C. & MD	105	0.1%	--	--	--
	$151,214	100.0%	$25,393	16.8%	1.2%

	As of June 30, 2011
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$6,196	3.5%	$--	--	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	12,491	7.0%	--	--	--
Other Counties in MD	2,233	1.3%	--	--	--
Arlington/Alexandria, VA	9,302	5.2%	3,143	1.7%	--
Fairfax, VA	27,538	15.5%	2,800	1.6%	--
Culpeper/Fauquier, VA	3,020	1.7%	--	--	--
Frederick, VA	5,325	3.0%	--	--	--
Henrico, VA	878	0.5%	--	--	--
Loudoun, VA	22,129	12.4%	579	0.3%	2.5%
Prince William, VA	53,529	30.0%	2,064	1.2%	1.2%
Spotsylvania, VA	1,740	1.0%	--	--
Stafford, VA	28,464	16.0%	--	--	--
Other Counties in VA	5,299	3.0%	--	--	--
Outside VA, D.C. & MD	--	0.0%	--	--	--
	$178,144	100.0%	$8,586	4.8%	3.7%

	As of June 30, 2011
Non-Farm/Non-Residential				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$79,753	7.2%	$--	--	--
Montgomery, MD	27,664	2.5%	--	--	--
Prince Georges, MD	46,396	4.2%	--	--	--
Other Counties in MD	53,279	4.8%	--	--	--
Arlington/Alexandria, VA	192,867	17.5%	1,284	0.1%	--
Fairfax, VA	265,476	24.1%	4,847	0.4%	--
Culpeper/Fauquier, VA	3,797	0.3%	--	--	--
Frederick, VA	4,335	0.4%	--	--	--
Henrico, VA	24,309	2.2%	--	--	0.3%
Loudoun, VA	107,122	9.7%	3,710	0.3%	0.1%
Prince William, VA	199,659	18.1%	909	0.1%	--
Spotsylvania, VA	16,703	1.5%	--	--	--
Stafford, VA	19,751	1.8%	--	--	--
Other Counties in VA	54,714	5.0%	3,597	0.3%	--
Outside VA, D.C. & MD	7,754	0.7%	--	--	--
	$1,103,579	100.0%	$14,347	1.3%	0.4%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $20.5 million will mature in 2011, $86.7 million in 2012 and $98.8 million in 2013.

	As of June 30,			As of
	2011	2010	% Change	3/31/11	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$410,431	$277,282	48.0%	$316,868	29.5%
Pooled trust preferred securities	450	1,481	-69.6%	444	1.4%
Obligations of states and political subdivisions	66,080	57,249	15.4%	64,584	2.3%
	$476,961	$336,012	41.9%	$381,896	24.9%
Held-to-maturity:
U.S. Government Agency obligations	$4,864	$9,556	-49.1%	$5,459	-10.9%
Obligations of states and political subdivisions	29,227	33,644	-13.1%	29,717	-1.7%
	$34,091	$43,200	-21.1%	$35,176	-3.1%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of June 30,
(Unaudited)
	2011	2010
Assets
Cash and due from banks	$40,170	$29,026
Investment securities (fair value: 2011, $513,014; 2010, $380,247)	511,052	379,212
Restricted stocks, at cost	11,486	11,752
Federal funds sold	39,973	91,502
Loans held-for-sale	7,667	9,620
Loans, net of allowance for loan losses of $53,217 in 2011 and $62,345 in 2010	2,094,949	2,187,912
Bank premises and equipment, net	11,326	12,738
Accrued interest receivable	10,023	10,317
Other real estate owned, net of valuation allowance of $6,808 in 2011 and $5,871 in 2010	14,690	26,477
Other assets	56,439	68,251
Total assets	$2,797,775	$2,826,807
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$293,093	$254,475
Savings and interest-bearing demand deposits	1,182,006	1,194,985
Time deposits	778,643	864,626
Total deposits	$2,253,742	$2,314,086
Securities sold under agreement to repurchase and federal funds purchased	179,105	183,456
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,442	66,185
Accrued interest payable	2,600	3,293
Other liabilities	3,762	4,456
Total liabilities	$2,530,651	$2,596,476
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding	$66,334	$64,719
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2011, 29,687,183 including 41,248 in unvested restricted stock issued; 2010, 26,949,173 including 9,335 in unvested restricted stock issued	29,646	26,940
Surplus	108,142	97,061
Warrants	8,520	8,520
Retained earnings	50,348	30,210
Accumulated other comprehensive income, net	4,134	2,881
Total stockholders’ equity	$267,124	$230,331
Total liabilities and stockholders’ equity	$2,797,775	$2,826,807

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$31,765	$33,236	$63,688	$66,141
Interest and dividends on investment securities:
Taxable	3,131	3,311	5,992	6,591
Tax-exempt	592	476	1,184	902
Dividends on restricted stocks	96	88	192	176
Interest on federal funds sold	54	50	99	78
Total interest and dividend income	$35,638	$37,161	$71,155	$73,888
Interest expense:
Deposits	$6,670	$8,431	$13,693	$17,859
Securities sold under agreement to repurchase
and federal funds purchased	960	1,010	1,894	1,999
Other borrowed funds	268	268	534	534
Trust preferred capital notes	952	1,231	2,063	2,459
Total interest expense	$8,850	$10,940	$18,184	$22,851
Net interest income	$26,788	$26,221	$52,971	$51,037
Provision for loan losses	1,434	4,200	7,277	8,438
Net interest income after provision for loan losses	$25,354	$22,021	$45,694	$42,599
Non-interest income:
Service charges and other fees	$799	$838	$1,591	$1,714
Non-deposit investment services commissions	460	178	713	307
Fees and net gains on loans held-for-sale	534	483	1,055	829
Gain on sale of securities	--	139	503	139
Impairment loss on securities	--	(668)	(732)	(1,519)
Other	463	118	602	225
Total non-interest income	$2,256	$1,088	$3,732	$1,695
Non-interest expense:
Salaries and employee benefits	$6,426	$5,991	$13,085	$11,986
Occupancy expense	2,243	2,410	4,713	5,120
FDIC insurance	1,241	1,332	2,530	2,641
Loss on other real estate owned	320	1,060	476	1,978
Franchise tax expense	774	718	1,546	1,435
Data processing expense	635	579	1,290	1,253
Other operating expense	2,881	2,698	5,330	5,082
Total non-interest expense	$14,520	$14,788	$28,970	$29,495
Income before taxes	$13,090	$8,321	$20,456	$14,799
Provision for income taxes	4,254	2,750	6,654	4,759
Net income	$8,836	$5,571	$13,802	$10,040
Effective dividend on preferred stock	1,348	1,251	2,663	2,502
Net income available to common stockholders	$7,488	$4,320	$11,139	$7,538
Earnings per common share, basic	$0.25	$0.16	$0.38	$0.28
Earnings per common share, diluted	$0.24	$0.15	$0.36	$0.26

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Three Months Ended June 30, (Unaudited)

	2011			2010
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$443,906	$3,723	3.49%	$362,411	$3,787	4.30%
Restricted stock	11,658	96	3.31%	11,752	88	3.00%
Loans, net of unearned income (2)	2,180,131	31,765	5.85%	2,266,145	33,236	5.89%
Interest-bearing deposits in other banks	498	--	0.05%	186	--	0.06%
Federal funds sold	81,105	54	0.27%	85,797	50	0.23%
Total interest-earning assets	$2,717,298	$35,638	5.30%	$2,726,291	$37,161	5.50%
Other assets	89,123			87,131
Total Assets	$2,806,421			$2,813,422

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$322,378	$595	0.74%	$369,336	$817	0.89%
Money market accounts	196,946	515	1.05%	155,482	479	1.23%
Savings accounts	669,476	1,597	0.96%	638,407	2,480	1.56%
Time deposits	777,509	3,963	2.04%	885,828	4,655	2.11%
Total interest-bearing deposits	$1,966,309	$6,670	1.36%	$2,049,053	$8,431	1.65%
Securities sold under agreement to repurchase and federal funds purchased	184,290	960	2.09%	185,343	1,010	2.18%
Other borrowed funds	25,000	268	4.25%	25,000	268	4.25%
Trust preferred capital notes	66,406	952	5.67%	66,154	1,231	7.36%
Total interest-bearing liabilities	$2,242,005	$8,850	1.58%	$2,325,550	$10,940	1.89%
Demand deposits and other liabilities	305,258			260,285
Total liabilities	$2,547,263			$2,585,835
Stockholders’ equity	259,158			227,587
Total liabilities and stockholders’ equity	$2,806,421			$2,813,422
Interest rate spread			3.72%			3.61%
Net interest income and margin		$26,788	3.99%		$26,221	3.89%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $539 thousand for the three months ended June 30, 2011 and 2010, respectively.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Six Months Ended June 30,
(Unaudited)

	2011			2010
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$425,301	$7,176	3.54%	$350,391	$7,493	4.42%
Restricted stock	11,705	192	3.31%	11,752	176	3.02%
Loans, net of unearned income (2)	2,191,560	63,688	5.87%	2,273,538	66,141	5.88%
Interest-bearing deposits in other banks	443	--	0.08%	114	--	0.07%
Federal funds sold	74,401	99	0.27%	67,367	78	0.23%
Total interest-earning assets	$2,703,410	$71,155	5.35%	$2,703,162	$73,888	5.54%
Other assets	83,770			87,845
Total Assets	$2,787,180			$2,791,007

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$321,973	$1,248	0.78%	$325,483	$1,630	1.01%
Money market accounts	187,119	984	1.06%	151,070	971	1.30%
Savings accounts	680,998	3,513	1.04%	621,150	4,977	1.62%
Time deposits	780,469	7,948	2.05%	943,597	10,281	2.20%
Total interest-bearing deposits	$1,970,559	$13,693	1.40%	$2,041,300	$17,859	1.76%
Securities sold under agreement to repurchase and federal funds purchased	175,331	1,894	2.18%	183,659	1,999	2.19%
Other borrowed funds	25,000	534	4.25%	25,000	534	4.25%
Trust preferred capital notes	66,378	2,063	6.18%	66,122	2,459	7.39%
Total interest-bearing liabilities	$2,237,268	$18,184	1.64%	$2,316,081	$22,851	1.99%
Demand deposits and other liabilities	295,467			250,128
Total liabilities	$2,532,735			$2,566,209
Stockholders’ equity	254,445			224,798
Total liabilities and stockholders’ equity	$2,787,180			$2,791,007
Interest rate spread			3.71%			3.55%
Net interest income and margin		$52,971	3.99%		$51,037	3.84%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.0 million and $1.3 million for the six months ended June 30, 2011 and 2010, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
Wilmer L. Tinley
Interim Chief Financial Officer
703-633-6120
wtinley@vcbonline.com